                                 AMENDED AND RESTATED
                             CERTIFICATE OF INCORPORATION

                                          OF
                               PHYSICIAN PARTNERS, INC.


                   ------------------------------------------


    PHYSICIAN PARTNERS, INC., A CORPORATION ORGANIZED AND EXISTING UNDER THE LAWS OF THE STATE OF DELAWARE, HEREBY CERTIFIES AS FOLLOWS:

    1. THE ORIGINAL CERTIFICATE OF INCORPORATION WAS FILED WITH THE SECRETARY OF STATE OF THE STATE OF DELAWARE ON JUNE 20, 1996.

    2.   THIS CORPORATION HAS NOT RECEIVED ANY PAYMENT FOR ANY OF ITS STOCK.

    3.   THIS AMENDED AND RESTATED CERTIFICATE OF INCORPORATION WAS DULY
ADOPTED IN ACCORDANCE WITH THE PROVISIONS OF SECTIONS 241 AND 245 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE.

    4. THE CERTIFICATE OF INCORPORATION OF PHYSICIAN PARTNERS, INC. IS HEREBY AMENDED AND RESTATED TO READ IN ITS ENTIRETY AS FOLLOWS:


                                      ARTICLE I
                                         NAME

    The name of this corporation (the "Corporation") is Physician Partners, Inc.


                                      ARTICLE II
                                  REGISTERED OFFICE

    The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, in the County of New Castle. The name of the Corporation's registered agent at such address is The Corporation Trust Company.


                                     ARTICLE III
                                       PURPOSE

    The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "Delaware Law").


                                      ARTICLE IV
                               AUTHORIZED CAPITAL STOCK

    SECTION 1. The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is 100,000,000 shares, consisting of: (a) 50,000,000 shares of Common Stock, par value $0.01 per share ("Common Stock"), of which 20,000,000 shares are designated as Class A Common Stock, par value $0.01 par value ("Class A Common Stock"), and 30,000,000 shares of which are designated as Class B Common Stock, par value $0.01 per share ("Class B Common Stock"), and (b) 50,000,000 shares of Preferred Stock, par value $0.01 per share ("Preferred Stock").

    SECTION 2. The powers, preferences, rights, qualifications, limitations and restrictions relating to each class of capital stock of the Corporation are as follows:

    (A)  CLASS A COMMON STOCK

         (1) DIVIDENDS. Subject to the provisions of the Delaware Law and the rights of holders of Preferred Stock and any other series of capital stock then outstanding having a preference as to dividends over Class A Common Stock, holders of Class A Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation as may be declared thereon from time to time by the Board of Directors of the Corporation (the "Board of Directors") out of the assets or funds of the Corporation legally available therefor.

         (2) VOTING. At every meeting of stockholders (the "Stockholders") of the Corporation, every holder of Class A Common Stock shall be entitled to one vote in person or by proxy for each share of Class A Common Stock standing in such Stockholder's name on the transfer books of the Corporation.

         (3) RESTRICTION ON TRANSFER. No holder of Class A Common Stock may sell, assign, transfer, pledge or otherwise encumber or dispose of any share of Class A Common Stock or of any interest therein prior to the fifth anniversary of the date of the issuance (the "Issuance Date") of such share to such holder.

         (4) CONVERSION. (a) Upon the transfer of any whole number or all of the shares of Class A Common Stock to a third party unaffiliated with the original holder thereof, the transferred shares of Class A Common Stock shall convert into fully paid and nonassessable shares of Class B Common Stock at the rate of one share of Class B Common Stock for each share of Class A Common Stock so converted. The conversion shall be effected at the time the holders of Class A Common Stock surrender such holders' certificates for Class A Common Stock to be transferred, duly endorsed, at the office of the Corporation or any transfer agent for Class A Common Stock. Promptly thereafter, the Corporation shall issue and deliver to the assignee, a certificate or certificates for the number of shares of Class B Common Stock to which the assignee shall be entitled. The conversion shall be deemed to have been made at the close of business on the date of the surrender and the person or persons entitled to receive shares of Class B Common Stock issuable on the conversion shall be treated for all purposes as the record holder or holders of the shares of Class B Common Stock on that date.

              (b) The initial number of shares of Class B Common Stock into which shares of Class A Common Stock are convertible shall be subject to adjustment from time to time, after the date hereof, in case the Corporation shall (i) pay a dividend in, or make distribution of, shares of Class B Common Stock, (ii) subdivide its outstanding shares of Class B Common Stock into a greater number of such shares, (iii) combine its outstanding shares of Class B Common Stock into a smaller number of such shares or (iv) consolidate or merge with or into another corporation (other than a consolidation or merger which does not result in any reclassification or change of Class A Common Stock), or sell or convey all or substantially all of the Corporation's assets in their entirety to another corporation. The total number of shares of Class B Common Stock and the number of shares of Class A Common Stock convertible into Class B Common Stock shall be adjusted so that the holder of Class A Common Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Class B Common Stock which it would have been entitled to receive immediately following the happening of any of the events described above had such Class A Common Stock been converted immediately following the happening of such event. Any adjustment made pursuant to this Section 2(A)(4)(b) shall, in the case of a stock dividend or distribution, become effective as of the record date therefor and, in the case of a subdivision, combination, grant, conveyance or merger, be made as of the effective thereof.

         (5) DILUTION. No holder of Class A Common Stock shall have any right to maintain such holder's proportionate share of ownership of the Corporation or other rights to purchase any newly issued and offered shares of Class A Common Stock or Class B Common Stock, and each holder of Class A Common Stock hereby expressly acknowledges that any newly issued and offered shares may dilute the percentage of total number of shares of Class A Common Stock held by such holder.

         (6) REGISTRATION RIGHT. (a) A holder of Class A Common Stock shall have the right to elect, at any time after the second anniversary of the Issuance Date to require the Corporation to include up to 20 percent of the shares of Class A Common Stock held by such holder (the "Registrable Shares") in a registration statement ("Registration Statement") relating to any proposed registered public offering of Common Stock under which the Corporation receives proceeds in excess of $30 million (net of underwriters' commissions and discounts) ("Registered Public Offering"). If, at any time after the second anniversary of the Issuance Date, the Corporation shall determine to register any of its securities (any such registration being referred to herein as a "Registration") under the Securities Act of 1933, as amended (the "Securities Act"), in connection with any Registered Public Offering, the Corporation shall deliver to each holder of Class A Common Stock a written notice with respect thereto at least 30 days prior to the filing with the Securities Exchange Commission of the Registration Statement relating to such Registered Public Offering. Any holder of Class A Common Stock that elects to require the Corporation to include such holder of Registrable Shares in the Registration Statement shall, within 30 days following the receipt of a written notice with respect to a Registration from the Corporation, deliver to the Corporation a written notice, which notice shall indicate (i) such holder's intent to include such Registrable Shares in the Registration Statement and (ii) the total number of such holder's Registrable Shares. In addition, as a condition to any Registered Public Offering involving such Registrable Shares, such holder of Class A Common Stock shall (y) enter into an underwriting agreement in customary form with the managing underwriter selected by the Corporation with respect to such Registered Public Offering (the "Managing Underwriter") and perform its obligations under such underwriting agreement and (z) furnish to the Corporation such information as the Corporation may request in writing and as shall be required in connection with such Registration Statement.

              (b)  Notwithstanding the provisions of paragraph (a) of this
Section 2(A)(6), if the Managing Underwriter determines, for any reason, that the number of Registrable Shares to be included in such Registered Public Offering must be reduced, the Managing Underwriter may reduce the number of such Registrable Shares (an "Underwriter's Reduction") by, first, reducing the number of Registrable Shares owned by Non-Eligible Investors (as such term is hereinafter defined) to be included in such Registered Public Offering on a pro rata basis in accordance with each such Non-Eligible Investor's percentage ownership in all such Registrable Shares owned by Non-Eligible Investors and, if the exclusion of all Registrable Shares owned by Non-Eligible Investors is insufficient to meet the Underwriter's Reduction, then by reducing the number of Registrable Shares owned by holders of Class A Common Stocks other than Non-Eligible Investors to be included in such Registration Statement on a pro rata basis in accordance with all such Registrable Shares owned by such holders of Class A Common Stocks. For purposes hereof, the term "Non-Eligible Investor" means any Stockholder who is not: (i) an employee or member of the Board of Directors or an entity (an "Affiliated Entity") with which the Corporation has entered into a practice management agreement, (ii) a Stockholder who, pursuant to such Stockholder's employment contract with the Corporation or any Affiliated Entity, has retired (A) after more than 20 years of employment by the Corporation or such Affiliated Entity, with full credit given for the period employment with such Affiliated Entity, or (B) at age 62 or older, (iii) a Stockholder, or such Stockholder's representative, as the case may be, whose employment contract with the Corporation or any Affiliated Entity was terminated as a result of death or disability or (iv) any person or entity that has received shares of Common Stock from the Corporation in connection with any acquisition by the Corporation of any stock or assets of another entity.

              (c) All expenses incurred in connection with any Registration Statement, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Corporation, blue sky fees and expenses, and the expense of any special audits incident to or required by any such registration shall be borne by the Corporation; PROVIDED, HOWEVER, that unless otherwise stated, all selling expenses relating to Registrable Shares, including, without limitation, all underwriting discounts, selling commissions and stock transfer taxes applicable thereto and all fees and disbursements of counsel for any holder of Class A Common Stock, shall be borne by each holder of Class A Common Stock, pro rata on the basis of the number of Registrable Shares included in the Registration Statement.

              (d) In the case of each Registered Public Offering, the Corporation will keep each holder of Class A Common Stock advised in writing as to the initiation and completion of such Registered Public Offering. Additionally, the Corporation will, at its own expense:

                   (i) Furnish to such holder of Class A Common Stock, such numbers of copies of the prospectus (including the preliminary prospectus) that is part of the Registration Statement in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Shares owned by such holder; and

                   (ii) Notify each such holder at any time when a prospectus relating to the Registered Public Offering is required to be delivered under the Securities Act, of the occurrence of any event as a result of which the prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to make the statements therein not misleading in the light of the circumstances then existing.

              (e)  In connection with any Registered Public Offering:

                   (i) The Corporation will indemnify each such holder, each of its officers and directors and partners, and each person "controlling" such holder (within the meaning of

    Section 15 of the Securities Act), if any, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in the Registration Statement or in any prospectus, offering circular or other similar document, or any amendment or supplement thereto, incident to any such Registration Statement, or based on any omission (or alleged omission) to therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Corporation of the Securities Act applicable to the Corporation in connection with any such Registration Statement, and the Corporation will reimburse each such holder, each of its officers and directors and partners, and each person controlling such holder, for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, provided that the Corporation will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Corporation by an instrument duly executed by such holder or a controlling person thereof and stated to be specifically for use therein.

                   (ii) Each such holder will indemnify the Corporation, each of its directors and officers, each person who controls the Corporation or such "underwriter" (within the meaning of Section 15 of the Securities
    Act), and each such other holder, each of its officers and directors and partners and each person controlling such "Holder" (within the meaning of Section 15 of the Securities Act), against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such Registration Statement, prospectus, offering circular or other similar document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, and will reimburse the Corporation, such holder, such directors, officers, partners, persons, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such Registration Statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Corporation by an instrument duly executed by such holder and stated to be specifically for use therein.

                   (iii)  Each party entitled to indemnification under this
    Section 2(A)(6)(e) (each an "Indemnified Party") shall give notice to any party required to provide indemnification (an "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and each Indemnified Party shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; PROVIDED, HOWEVER, that (A) counsel for the Indemnifying Party, who shall conduct the defense of any such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld) and (B) the Indemnified Party may participate in such defense at such Indemnified Party's expense, and PROVIDED, FURTHER, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 2(A)(6)(e) except to the extent that the failure to give such notice is materially prejudicial to an Indemnifying Party's ability to defend such action, and PROVIDED, FURTHER, that the Indemnifying Party shall not assume the defense for matters as to which there is a conflict of interest or separate and different defenses but shall continue to be liable for the costs of such defense. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof, the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

              (f) Notwithstanding anything to the contrary herein, the Corporation shall have the right to terminate or withdraw any Registration Statement initiated by the Corporation prior to the effectiveness of such Registration Statement, whether or not any holder of Class A Common Stock has elected to include its Registrable Shares in such Registration Statement.

         (7) REPURCHASE RIGHT. (a) The Corporation shall have the right, but not the obligation, to repurchase all or any portion of shares of Class A Common Stock held by a Stockholder in the event such Stockholder ceases to be an employee or member of the Board of Directors of the Corporation or of an Affiliated Entity, for reasons other than death, disability or retirement, at the purchase price equal to (i) equal to the average closing sale price of the Common Stock during the four-month period immediately preceding the date of the repurchase by the Corporation, if the Common Stock was publicly traded throughout such four-month period or (ii) otherwise, equal to the fair market value of the Common

Stock as of December 31st of the year immediately preceding the date of the repurchase by the Corporation, as determined by a nationally-recognized independent valuation firm or investment bank with experience in valuing privately-held physician practice management companies or other companies engaged in similar businesses (the "Valuation Firm"); PROVIDED, HOWEVER, that, upon the occurrence of a Noncompetition Breaching Event (as such term is hereinafter defined), such purchase price shall be equal to the lesser of (A) the Original Issuance Price (as such term is hereinafter defined) of such shares of Class A Common Stock as are being so repurchased and (B) (1) the average closing sales price of the Class A Common Stock during the four-month period immediately preceding the date of the occurrence of such Noncompetition Breaching Event, if the Class A Common Stock was publicly traded throughout such four-month period, or (2) otherwise, the fair market value of such shares as of December 31st of the year immediately preceding the date of the occurrence of such Noncompetition Breaching Event as determined by a Valuation Firm.

              (b) For purposes hereof, (i) the term "Original Issuance Price" shall mean the fair market value of such shares of Class A Common Stock as are being repurchased by the Corporation from a Stockholder at the time of issuance of such shares to such Stockholder, as determined by the Valuation Firm and (ii) the term "Noncompetition Breaching Event" shall refer to a holder of Class A Common Stock, either jointly or individually, directly or indirectly, whether as an employee, officer, director, agent, consultant or otherwise, during the period ending two years after termination of employment thereof with the Corporation or any Affiliated Entity (A) competing with the Corporation or an Affiliated Entity or any of the facilities (collectively, the "Facilities") operated by the Corporation or an Affiliated Entity at the time of such termination within a 25-mile radius of any such Facility (referred to herein as the "Restricted Area"), (B) owning, managing, operating, joining, controlling, advising, consulting with, providing services to, or being employed by or participating in the ownership, operation, management or control (other than as a stockholder owning less than five percent of the capital stock of a company the capital stock of which is publicly traded on a national securities exchange) of any entity or business engaged in the provision of services provided by the Corporation or any Affiliate or at any of the Facilities (referred to herein as a "Competing Business") within the Restricted Area or (C) advising, assisting, consulting with, leasing or selling real property to or aiding in the establishment or operation of a Competing Business in the Restricted Area.

              (c)  The repurchase by the Corporation of any Class A Common
Stock from a Stockholder pursuant to this Section 2(A)(7) shall be consummated at a closing (the "Corporation Repurchase Closing"), which, unless otherwise agreed upon by the Corporation and such Stockholder, shall take place at the principal office of the Corporation at 10:00 a.m. on the 20th day next following (or, if such 20th day falls on a Saturday, Sunday or legal holiday, the next business day thereafter) the date of the written notice by the Corporation to such Stockholder of its election to repurchase such shares. At the Corporation Repurchase Closing (i) such Stockholder shall deliver to the Corporation all certificates evidencing the shares of Class A Common Stock being repurchased by the Corporation, duly endorsed for transfer, free and clear of all liens and encumbrances, with no further act required to be taken by the Corporation and
(ii) the Corporation shall pay to such Stockholder cash in an amount equal to the purchase price of such Common Shares being repurchased by the Corporation; PROVIDED, HOWEVER, that in the case of payment of the purchase price in connection with the repurchase following the Noncompetition Breaching Event, instead of paying the full amount thereof in cash, the Corporation may, at its sole option, deliver to such Stockholder an amount equal to 10 percent of such purchase price in cash and a 10-year installment note in the principal amount equal to the balance of the amount of such purchase price, bearing interest at the prime rate of interest, as announced or in effect at United States National Bank of Oregon, plus one percent, for the principal amount of such installment note.

    (B)  CLASS B COMMON STOCK

         (1) DIVIDENDS. Subject to the provisions of the Delaware Law and the rights of holders of Preferred Stock and any other series of capital stock then outstanding having a preference as to dividends over Class B Common Stock, holders of Class B Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation as may be declared on Class A Common Stock from time to time by the Board of Directors out of the assets or funds of the Corporation legally available therefor.

         (2) VOTING. At every meeting of Stockholders of the Corporation, every holder of Class B Common Stock shall be entitled to one vote in person or by proxy for each share of Class B Common Stock standing in such Stockholder's name on the transfer books of the Corporation.

         (3) DILUTION. No holder of Class B Common Stock shall have any right to maintain such holder's proportionate share of ownership of the Corporation or other rights to purchase any newly issued and offered shares of Class A Common Stock or Class B Common Stock, and each holder of Class B Common Stock hereby expressly acknowledges that any newly issued and offered shares may dilute the percentage of total number of shares of Class B Common Stock held by such holder.

    (C)  SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

         (1) DESIGNATION. The shares of a series of Preferred Stock shall be designated as "Series A Junior Participating

Preferred Stock" and the number of shares constituting such series shall be 200,000.

         (2) DIVIDENDS. (a) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock issued from time to time ranking prior and superior to the shares of Series A Junior Participating Preferred Stock with respect to dividends, the holders of shares of Series A Junior Participating Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefor, quarterly dividends payable in cash on the 15th day of January, April, July and October in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the initial issuance of a share of Series A Junior Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (i) $1.00 or (ii) subject to the provision for adjustment hereinafter set forth, the sum of (A) the product of 1,000 multiplied by the aggregate per share amount of all cash dividends and (B) the product of 1,000 multiplied by the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions (other than a dividend payable in shares of Class A Common Stock or a subdivision of the outstanding shares of Class A Common Stock (by reclassification or otherwise)), declared on Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to such first Quarterly Dividend Payment Date, since the initial issuance of any share of Series A Junior Participating Preferred Stock; PROVIDED, HOWEVER, that, in the event the Corporation shall, at any time after July 31, 1996 (the "Rights Declaration Date"), declare any dividend on Common Stock payable in shares of Common Stock, subdivide outstanding Common Stock or combine outstanding Common Stock into a smaller number of shares, then, in each such case, the amount to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event under clause (ii) of this Section 2(C)(2)(a) shall be adjusted by multiplying such amount by a fraction, the numerator of which shall be the number of shares of Class A Common Stock outstanding immediately after such event and the denominator of which shall be the number of shares of Class A Common Stock that were outstanding immediately prior to such event.

              (b) The Corporation shall declare a dividend or distribution on Series A Junior Participating Preferred Stock as provided in paragraph (a) of this Section 2(C)(2) immediately after the Corporation declares a dividend or distribution on Common Stock (other than a dividend payable in shares of Common Stock), PROVIDED that, in the event no dividend or distribution shall have been declared on Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Divided Payment Date, a dividend of $1.00 per share (as such amount may be adjusted pursuant to paragraph (a) of this Section 2(C)(2)) on Series A Junior Participating Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

              (c) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Junior Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issuance of such shares of Series A Junior Participating Preferred Stock, unless (i) such date of issuance of such shares is prior to the record date for the first Quarterly Dividend Payment Date (in which case dividends on such shares shall begin to accrue from such date of issuance of such shares) or (ii) such date of issuance is a Quarterly Dividend Payment Date or a date after the record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive quarterly dividend payable on such Quarterly Dividend Payment Date but prior to such Quarterly Dividend Payment Date (in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date). Accrued but unpaid dividends shall not bear interest. Dividends paid on shares of Series A Junior Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 60 days prior to the date fixed for such payment.

         (3) VOTING RIGHTS. (a) Subject to the provision for adjustment hereinafter set forth, each share of Series A Junior Participating Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the Stockholders of the Corporation. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Class A Common Stock payable in shares of Class A Common Stock, (ii) subdivide the outstanding Class A Common Stock or (iii) combine the outstanding Class A Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which shall be the number of shares of Class A Common Stock outstanding immediately after such event and the denominator of which shall be the number of shares of Class A Common Stock that were outstanding immediately prior to such event.

              (b) Except as otherwise provided herein or by law, the holders of shares of Series A Junior Participating Preferred Stock and the holders of shares of Class A Common Stock shall vote together as one class on all matters submitted to a vote of Stockholders of the Corporation.

              (c)(i) If at any time dividends on any Series A Junior Participating Preferred Stock shall be in arrears in an amount equal to six quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (referred to herein as a "default period") which shall extend until such time as all accrued and unpaid dividends for all previous quarterly dividend periods and for the then-current quarterly dividend period on all shares of Series A Junior Participating Preferred Stock then outstanding shall have been declared and paid or set apart for payment. During each default period, all holders of Series A Junior Participating Preferred Stock with dividends in arrears in an amount equal to six quarterly dividends thereon, voting as a class, shall have the right to elect two directors ("Directors") of the Corporation.

                   (ii) During any default period, voting rights of the holders of Series A Junior Participating Preferred Stock may be exercised initially at a special meeting of the Stockholders of the Corporation called pursuant to subparagraph (iii) of this Section 2(C)(3)(c) or at any annual meeting of the Stockholders of the Corporation, and thereafter at annual meetings of the Stockholders of the Corporation, provided that such voting rights shall not be exercised unless the holders of shares constituting at least 10 percent of the then-outstanding shares of Series A Junior Participating Preferred Stock shall be present in person or by proxy. The absence of a quorum of the holders of Class A Common Stock shall not affect the exercise by the holders of Series A Junior Participating Preferred Stock of such voting rights. At any meeting of the Stockholders of the Corporation at which the holders of Series A Junior Participating Preferred Stock shall exercise such voting rights initially during an existing default period, such Stockholders shall have the right, voting as a class, to elect up to two Directors to fill such vacancies, if any, in the Board of Directors as may then exist or, if such rights are exercised at an annual meeting of the Stockholders of the Corporation, to elect two Directors. If the number of Directors which may be so elected at any special meeting of the Stockholders of the Corporation is less than two, the holders of Series A Junior Participating Preferred Stock shall have the right to make such increase in the number of Directors as shall be necessary to permit the election by them of two Directors. After the holders of Series A Junior Participating Preferred Stock shall have exercised their right to elect Directors in any default period and during the continuance of such period, the number of Directors shall not be increased or decreased except by vote of the holders of Series A Junior Participating Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with Series A Junior Participating Preferred Stock.

                   (iii) Unless the holders of Series A Junior Participating Preferred Stock shall, during an existing default period, have previously exercised their rights to elect Directors, the Board of Directors may order, or any Stockholder or Stockholders owning in the aggregate not less than 10 percent of the aggregate number of shares of Series A Junior Participating Preferred Stock outstanding, may request, the calling of a special meeting of the holders of Series A Junior Participating Preferred Stock, which meeting shall thereupon be called by the President, a Vice President or the Secretary of the Corporation. Notice of any such meeting and of any annual meeting of the Stockholders of the Corporation at which holders of Series A Junior Participating Preferred Stock are entitled to vote pursuant to this Section 2(C)(3)(c)(iii) shall be given to each holder of record of Series A Junior Participating Preferred Stock by mailing a copy of such notice to him or her at his or her last address as the same appears on the books of the Corporation. Such meeting shall be called for a time not earlier than 20 days and not later than 60 days after such order or request or in default of the calling of such meeting within 60 days after such order or request, such meeting may be called on similar notice by any Stockholder or Stockholders owning in the aggregate not less than 10 percent of the aggregate number of shares of Series A Junior Participating Preferred Stock outstanding. Notwithstanding the provisions of this
    Section 2(C)(3)(c)(iii), no such special meeting shall be called during the period within 60 days immediately preceding the date fixed for the next annual meeting of the Stockholders of the Corporation.

                   (iv) In any default period, the holders of Class A Common Stock, and other classes of stock of the Corporation if applicable, shall continue to be entitled to elect the whole number of Directors until the holders of Series A Junior Participating Preferred Stock shall have exercised their right to elect two Directors voting as a class, after the exercise of which right (A) the Directors so elected by the holders of Series A Junior Participating Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period and (B) any vacancy in the Board of Directors may (except as provided in subparagraph (ii) of this Section 2(C)(3)(c)) be filled by vote of a majority of the remaining Directors theretofore elected by the holders of the class of stock which elected the Director whose office shall have become vacant. References in this Section 2(C)(3)(c) to Directors elected by the holders of a particular class of stock shall include Directors elected by such Directors to fill vacancies as provided in clause (B) of the foregoing sentence.

                   (v)  Immediately upon the expiration of a default period,
    (A) the right of the holders of Series A

    Junior Participating Preferred Stock as a class to elect Directors shall cease, (B) the term of any Directors elected by the holders of Series A Junior Participating Preferred Stock as a class shall terminate and (C) the number of Directors shall be such number as may be provided for in this Certificate of Incorporation or Bylaws irrespective of any increase made pursuant to the provisions of subparagraph (ii) of this Section 2(C)(3)(c) (such number being subject, however, to change thereafter in any manner provided by law or in this Certificate of Incorporation or Bylaws). Any vacancies in the Board of Directors effected by the provisions of clauses
    (B) and (C) in the preceding sentence may be filled by a majority of the remaining Directors.

              (d) Except as set forth herein, holders of Series A Junior Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Class A Common Stock as set forth herein) for taking any corporate action.

         (4) CERTAIN RESTRICTIONS. (a) Whenever quarterly dividends or other dividends or distributions payable on Series A Junior Participating Preferred Stock as provided in Section 2(c)(2) are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Junior Participating Preferred Stock outstanding shall have been paid in full, the Corporation shall not

                   (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to Series A Junior Participating Preferred Stock;

                   (ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with Series A Junior Participating Preferred Stock, except dividends paid ratably on Series A Junior Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                   (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with Series A Junior Participating Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to Series A Junior Participating Preferred Stock; or

                   (iv) purchase or otherwise acquire for consideration any shares of Series A Junior Participating Preferred Stock, or any shares of stock ranking on a parity with Series A Junior Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

              (b) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (a) of this Section 2(C)(4), purchase or otherwise acquire such shares at such time and in such manner.

         (5) REQUIRED SHARES. Any shares of Series A Junior Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Series A Junior Participating Preferred Stock and may be reissued as part of a new series of Series A Junior Participating Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

         (6) LIQUIDATION, DISSOLUTION AND WINDING UP. (a) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Series A Junior Participating Preferred Stock shall have received $1,000 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the "Series A Liquidation Preference"). Following the payment of the full amount of Series A Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Class A Common Stock shall have received an amount per share (the "Common Adjustment") equal to the quotient obtained by dividing (i) Series A Liquidation Preference by (ii) 1,000 (as appropriately adjusted as set forth in paragraph (c) of this Section 2(C)(6) to reflect such events as stock splits, stock dividends and recapitalization with respect to the Class A Common

Stock) (such number in clause (ii), the "Adjustment Number"). Following the payment of the full amount of Series A Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series A Junior Participating Preferred Stock and Class A Common Stock, respectively, holders of Series A Junior Participating Preferred Stock and holders of shares of Class A Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Series A Junior Participating Preferred Stock and Class A Common Stock, on a per share basis, respectively.

              (b) In the event, however, that there are not sufficient assets available to permit payment in full of Series A Liquidation Preference and the liquidation preferences of all other series of preferred stock, if any, which rank on a parity with Series A Junior Participating Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Class A Common Stock.

              (c) In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Class A Common Stock payable in shares of Class A Common Stock, (ii) subdivide the outstanding Class A Common Stock or (iii) combine the outstanding Class A Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Class A Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Class A Common Stock that were outstanding immediately prior to such event.

         (7) CONSOLIDATION, MERGER, ETC. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Class A Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Junior Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Class A Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date (a) declare any dividend on Common Stock payable in shares of Common Stock, (b) subdivide the outstanding Common Stock or (c) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Junior Participating Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

         (8) NO REDEMPTION. The shares of Series A Junior Participating Preferred Stock shall not be redeemable.

         (9) RANKING. Series A Junior Participating Preferred Stock shall rank junior to all other series of the Corporation's Preferred Stock which may be issued from time to time as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

         (10) AMENDMENT. This Certificate of Incorporation shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of Series A Junior Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series A Junior Participating Preferred Stock, voting separately as a class.

         (11) FRACTIONAL SHARES. Series A Junior Participating Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Junior Participating Preferred Stock.

    (D)  PREFERRED STOCK

         The Board of Directors is authorized to provide, by resolution, for additional series of Preferred Stock to be comprised of authorized but unissued shares of Preferred Stock. Except as may be required by law, the shares in any series of Preferred Stock or any shares of capital stock of any other class need not be identical to any other series of Preferred Stock or any other shares of capital stock of any other class. Before any shares of any such series are issued, the Board of Directors shall fix, and is hereby expressly empowered to fix, by resolution, rights, preferences and privileges of, and qualifications, restrictions and limitations applicable to, such series, including the following:

         (1) The designation of such series, the number of shares to constitute such series and the stated value thereof (if different from the par value thereof);

         (2) Whether the shares of such series shall have voting rights, and, if so, the terms of such voting rights, which may be general or limited;

         (3) The dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any shares of capital stock of any other class or any other series of Preferred Stock;

         (4) Whether the shares of such series shall be subject to redemption by the Corporation and, if so, the times, prices and other conditions relating to such redemption;

         (5) The amounts payable in respect of shares of such series, and the other rights of the holders of such shares, in the event of the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Corporation;

         (6) Whether the shares of such series shall be subject to a retirement or sinking fund, and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purposes and the other terms and provisions relating thereto;

         (7) Whether the shares of such series shall be convertible into, or exchangeable for, shares of Class A Common Stock or any other series of Preferred Stock or any other securities (whether or not issued by the Corporation), and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjustment thereof, and any other terms and conditions of conversion or exchange;

         (8) The limitations and restrictions, if any, to be effective upon the payment of dividends or the making of other distributions on, or upon the purchase, redemption or other acquisition by the Corporation of, Class A Common Stock or shares of capital stock of any other class or any other series of Preferred Stock; and

         (9) The conditions (if any) applicable to, or restrictions (if any) on, the creation of indebtedness of the Corporation or upon the issuance of any additional capital stock, including additional shares of such series or any other series of Preferred Stock or any other class of capital stock.


                                      ARTICLE V
                          COMPOSITION OF BOARD OF DIRECTORS
                               AND STOCKHOLDER MEETINGS

    SECTION 1. Except as may otherwise be provided by the terms of any series of Preferred Stock or any other securities of the Corporation, the number of Directors of the Corporation shall be as specified in the Bylaws of the Corporation (the "Bylaws"), and such number may from time to time be increased or decreased in accordance with the provisions thereof. The Directors of the Corporation shall be elected at annual meetings of the Stockholders of the Corporation, as such are convened by or pursuant to the Bylaws, and shall serve until the annual meeting of Stockholders at which their respective successors are elected and until such successors have been duly elected and qualified. The election of Directors need not be by written ballot.

    SECTION 2. The Directors of the Corporation, other than those who may be elected pursuant to the terms of any series of Preferred Stock or any other securities of the Corporation, shall be classified, with respect to the time for which they hold office, into three classes, as nearly equal in number as possible, as shall be provided in the Bylaws. The terms of the initial Directors of the Corporation shall be determined by the Board of Directors at the first organizational meeting of the Board of Directors with one class designated as elected for a one-year term, the second class designated as elected for a two-year term and the third class designated as elected for a three-year term. At the annual meeting of the Stockholders of the Corporation in the year following such organizational meeting of the Board of Directors and at each subsequent annual meeting of Stockholders, the successors of the Directors whose term expires at such meeting shall be elected to hold office for a term expiring at the annual meeting of Stockholders held in the third year following the year of election of such Directors. No decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent Director. Any Director elected to fill a newly-created directorship of the Corporation or any vacancy on the Board of Directors resulting from any death, resignation, removal or other cause shall hold office for the remainder of the current term of the class of Directors in which such new directorship was created or such vacancy occurred and until such Director's successor shall have been elected and qualified.

    SECTION 3. Except as otherwise provided by the terms of any series of Preferred Stock or any other securities of the Corporation, newly-created Directorships resulting from any increase in the number of Directors may be filled by the Board of Directors, or as otherwise provided in the Bylaws, and any vacancies on the Board of Directors resulting from death, resignation, removal or other cause shall be filled by the affirmative vote of a majority of the remaining Directors then in office, voting as a single class, even though less than a quorum of the Board of Directors, or by a sole remaining Director, or as otherwise provided in the Bylaws.

    SECTION 4. Except as otherwise provided by the terms of any series of Preferred Stock or any other securities of the Corporation, any Director of the Corporation may be removed from office only for cause, and only by the affirmative vote of the holders of 66-2/3 percent of the then outstanding shares of Class A Common Stock. For purposes of this Section 4, "cause" shall mean the willful and continuous failure of a Director to substantially perform such Director's duties to the Corporation (other than any such failure resulting from incapacity because of physical or mental illness) or the willful engaging by a Director in gross misconduct materially and demonstrably injurious to the Corporation.

    SECTION 5. Subject to the terms of any series of Preferred Stock or any other securities of the Corporation, any action required or permitted to be taken by the Stockholders of the Corporation may be effected at an annual or special meeting of Stockholders of the Corporation duly called in accordance with the Bylaws. Subject to the terms of any series of Preferred Stock or any other securities of the Corporation, special meetings of Stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors or as otherwise provided in the Bylaws of the Corporation. Notwithstanding anything contained in this Certificate of Incorporation or the Bylaws to the contrary, no action required or permitted to be taken at any meeting of Stockholders of this Corporation may be taken by written consent without a meeting of Stockholders.


                                      ARTICLE VI
                     PROCEDURES FOR CERTAIN BUSINESS TRANSACTIONS

    SECTION 1. The provisions of Sections 2, 3, 4 and 5 of this Article VI shall become effective at such time, but only from and after such time, as any Interested Stockholder (as such term is defined in Section 6 hereof) shall have acquired 15 percent of the combined Voting Power (as such term is defined in Section 6 hereof) of all classes of Voting Stock (as such term is defined in
Section 6 hereof) then outstanding.

    SECTION 2.  In addition to any affirmative vote required by the Delaware
Law or by this Certificate of Incorporation or the terms of any series of Preferred Stock or any other securities of the Corporation, and except as otherwise expressly provided in Section 3 of this Article VI, the transactions set forth below shall not be consummated without both the affirmative vote of the holders of at least 80 percent of the combined Voting Power of the then outstanding shares of all classes and series of Voting Stock and the affirmative vote of a majority of the combined Voting Power of the then outstanding shares of all classes and series of Voting Stock held by Disinterested Stockholders (as such term is defined in Section 6 hereof), in each case voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or by this Certificate of Incorporation or the terms of any series of Preferred Stock or any other securities of the Corporation or in any agreement with any national securities exchange or otherwise. The following transactions shall be subject to the limitation in this Section 2:

    (A) Any merger or consolidation of the Corporation with any Interested Stockholder or with any other corporation, whether or not itself an Interested Stockholder, which is, or after such merger or consolidation would be, an Affiliate or Associate (as such terms are defined in Section 6 hereof) of an Interested Stockholder;

    (B) Any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder of all or substantially all of the assets of the Corporation or the assets of its Subsidiaries (as such term is defined in Section 6 hereof) representing in the aggregate more than 75 percent of the total value of the assets of the Corporation's consolidated Subsidiaries as reflected on the most recent consolidated balance sheet of the Corporation and its consolidated Subsidiaries, prepared in accordance with generally accepted accounting principles then in effect;

    (C) Any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder of any assets of the Corporation or of any Subsidiary of the Corporation having an aggregate Fair Market Value (as such term is defined in Section 6 hereof) of $1,000,000 or more, but less than the amount referred to in the preceding paragraph (B) of this Section 2, and any merger or consolidation of any Subsidiary of the Corporation having assets with an aggregate Fair Market Value of $1,000,000 or more with any Interested Stockholder or with any other corporation, whether or not itself an Interested Stockholder, which is, or after such merger or consolidation would be, an Affiliate or Associate of an Interested Stockholder;

    (D) The issuance or transfer by the Corporation or any Subsidiary of the Corporation (in one transaction or a series of transactions) to any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder of any securities of the Corporation or any Subsidiary of the Corporation in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $1,000,000 or more, other than the issuance of securities upon the conversion of convertible securities of the Corporation or any Subsidiary of the Corporation which were not acquired by such Interested Stockholder (or such Affiliate or Associate) from the Corporation or a Subsidiary of the Corporation;

    (E) The adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of any Interested Stockholder or by any Affiliate or Associate of any Interested Stockholder; and

    (F) Any reclassification of securities (including any reverse stock split) or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries, or any other transaction (whether or not with or into or otherwise involving any Interested Stockholder, Affiliate or Associate), which in any such case has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class or series of capital stock or securities convertible into capital stock of the Corporation or any Subsidiary of the Corporation which is directly or indirectly beneficially owned by any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder.

    SECTION 3.  Notwithstanding anything to the contrary contained in this
Article VI, the provisions of Section 2 of this Article VI shall not be applicable to any business transaction referred to in paragraphs (A) through (F) of Section 2 above (hereinafter referred to as a "Business Combination") and any such Business Combination shall require only such affirmative vote as is required by law and by any other provision of this Certificate of Incorporation and by the terms of any class or series of Preferred Stock or any other securities of the Corporation, if the conditions specified in the applicable provisions of the following have been met:

    (A) The Business Combination has been approved by a majority of the Disinterested Directors (as such term is defined in Section 6 hereof), and the Interested Stockholder involved in such Business Combination had acquired the status of an Interested Stockholder in a manner substantially consistent with an agreement or memorandum of understanding approved by the Board of Directors prior to the time such Interested Stockholder acquired such status and the Interested Stockholder has complied with all requirements imposed by such agreement or memorandum of understanding; or

    (B)  In the case of any Business Combination described in subsections (A),
(B), (D) or (F) of Section 2 of this Article VI, such Business Combination shall have been approved by a majority of the Disinterested Directors; or

    (C)  All of the conditions specified in the following clauses (1) through
(6) shall have been met:

         (1) The transaction constituting the Business Combination shall provide for a consideration to be received by holders of the then outstanding Common Stock in exchange for all of their shares in an amount equal to the highest of the following:

              (a) If applicable, the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid to acquire any shares of Common Stock in question directly or indirectly beneficially owned by the Interested Stockholder or its Affiliates or Associates which were acquired within the two-year period immediately prior to the Announcement Date (as such term is defined in Section 6 hereof) or in the transaction in which it became an Interested Stockholder, whichever is higher; or

              (b) The Fair Market Value per share of the class of Common Stock in question on the Announcement Date or on the Determination Date (as such term is defined in Section 6 hereof), whichever is higher; and

         (2) If the transaction constituting the Business Combination shall provide for a consideration to be received by holders of any class or series of outstanding Voting Stock other than Common Stock, the aggregate amount as of the date of the consummation of the Business Combination of all consideration to be received by holders of shares of such Voting Stock shall be at least equal to the highest of the following (it being intended that the requirements of this clause shall be required to be met with respect to every class and series of such outstanding Voting Stock, whether or not the Interested Stockholder beneficially owns any shares of a particular class or series of Voting Stock):

              (a) If applicable, the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid to acquire any shares of such class or series of Voting Stock which are directly or indirectly beneficially owned by the Interested Stockholder which were acquired within the two-year period immediately prior to the Announcement Date or in the transaction in which it became an Interested Stockholder, whichever is higher; or

              (b) If applicable, the highest preferential amount per share to which the holders of shares of such class or series of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation; or

              (c) The Fair Market Value per share of such class or series of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher; and

         (3) The consideration to be received by holders of a particular class or series of outstanding Voting Stock (including holders of Common Stock) shall be in cash or in the same form as was previously paid to acquire shares of such class or series of Voting Stock which are directly or indirectly beneficially owned by the Interested Stockholder or its Affiliates or Associates, and, if the Interested Stockholder directly or indirectly beneficially owns shares of any class or series of Voting Stock which were acquired with varying forms of consideration, the form of consideration to be received by holders of such class or series of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class or series of Voting Stock directly or indirectly beneficially owned by it, it being understood that the prices determined in accordance with this Section 3(C)(3) shall be appropriately adjusted in the event of any stock dividend, stock split or subdivision or combination of shares or any similar event; and

         (4) After such Interested Stockholder has become an Interested Stockholder and prior to the consummation of such Business Combination:

              (a) Except as approved by a majority of the Disinterested Directors, there shall have been no failure to declare and pay at the regular dates therefor the full amount of any dividends (whether or not cumulative) payable on Preferred Stock or any class or series of capital stock having a preference over Common Stock as to dividends or upon liquidation; and

              (b) There shall have been no reduction in the annual rate of dividends paid on Common Stock (except as necessary to reflect any subdivision of such class of Common Stock) or as approved by a majority of the Disinterested Directors, and no increase in such annual rate of dividends (as necessary to prevent any such reduction) in the event of any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of Common Stock, unless the failure to so increase such annual rate is approved by a majority of the Disinterested Directors; and

              (c) Such Interested Stockholder shall not have become the direct or indirect beneficial owner of any additional shares of Voting Stock, except as part of the transaction in which it became an Interested Stockholder; and

         (5) After such Interested Stockholder has become an Interested Stockholder, such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a Stockholder), of any loan, advance, guarantee, pledge or other arrangement provided by the Corporation or any Subsidiary, whether in anticipation of or in connection with such Business Combination or otherwise; and

         (6) If applicable, a proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder (or any subsequent provisions replacing the Exchange Act or such rules or regulations), shall be mailed to public Stockholders of the Corporation at least 30 calendar days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to the Exchange Act or subsequent provisions).

    SECTION 4. A majority of the Disinterested Directors of the Corporation shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article VI, and the good faith determination of a majority of the Disinterested Directors on such matters shall be conclusive and binding for all thereof.

    SECTION 5. Nothing contained in this Article VI shall relieve any Interested Stockholder from any fiduciary obligation imposed by law upon him to the Corporation, its Stockholders or otherwise.

    SECTION 6.  The following definitions shall apply for purposes of this
Article VI:

         "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on January 1, 1990.

         "Announcement Date" shall mean the date of first public announcement of the proposed Business Combination.

         "Beneficial Owner" shall be a person or any of its Affiliates or Associates who beneficially owns, directly or indirectly, any Common Stock or other security or interest, or which such other person or any of its Affiliates or Associates has the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or the right to vote or to direct the vote pursuant to any agreement, arrangement or understanding, or which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock or such other security or interest.

         "Determination Date" shall mean the date on which the Interested Stockholder became an Interested Stockholder.

         "Disinterested Director" shall mean any member of the Board of Directors of the Corporation who is unaffiliated with, and not a nominee of, the Interested Stockholder or any Affiliate or Associate of the Interested Stockholder and who was a member of the Board of Directors prior to the time that the Interested Stockholder became an Interested Stockholder, and any successor of a Disinterested Director who is unaffiliated with, and not a nominee of, the Interested Stockholder or any Affiliate or Associate of the Interested Stockholder and who is recommended for election or elected to succeed a Disinterested Director by a majority of Disinterested Directors then on the Board of Directors.

         "Disinterested Stockholder" shall mean a Stockholder of the Corporation who is not an Interested Stockholder or an Affiliate or an Associate of an Interested Stockholder.

         "Fair Market Value" shall mean, in the case of capital stock, the highest closing sales price during the ten (10) business day period immediately preceding the date in question of a share of such capital stock as reported (i) in the consolidated transaction reporting system for the principal United States of America securities exchange registered under the Exchange Act on which such capital stock is listed, or, (ii) if such capital stock is not listed on any such exchange, the highest closing sales price or bid quotation with respect to a share of such capital stock during the ten (10) business period preceding the date in question on the National Association of Securities Dealers, Inc., Automated Quotations System, or any system then in use, or, (iii) if neither (i) and (ii) are available, then on the principal exchange in Canada on which such capital stock is listed and, (iv) if no such quotations are available, the fair market value on the date in question of a share of such capital stock as determined by a majority of the Disinterested Directors in good faith, and in the case of capital stock of any class or series which is not traded on any securities exchange or in the over-the-counter market, or in the case of property other than cash or capital stock, the fair market value of such capital stock or property, as the case may be, on the date in question as determined by a majority of the Disinterested Directors in good faith.

         "Interested Stockholder" shall mean any person who is the beneficial owner, directly or indirectly, of 15 percent or more of the then outstanding shares of Common Stock, or is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the Beneficial Owner, directly or indirectly, of 15 percent or more of the then outstanding shares of Common Stock, or is an assignee of or has otherwise succeeded to the beneficial ownership of any shares of Common Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), or other public distribution regardless of whether registered under the Securities Act. Notwithstanding the foregoing, an Interested Stockholder shall not include
(i) any corporation of which the Corporation is a wholly owned subsidiary,
(ii) the Corporation or any Subsidiary of the Corporation or (iii) any employee benefit plan of the Corporation or of any Subsidiary of the Corporation or any person holding any Common Stock for or pursuant to the terms of any such employee benefit plan. For the purposes of determining whether a person is an Interested Stockholder, the number of shares of Common Stock deemed to be outstanding shall include shares deemed to be owned by such person and the Affiliate or Associate of such person, but shall not include any other shares of Common Stock which may be issuable to other persons pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise.

         "Subsidiary" shall mean a person of which the majority of the total outstanding Voting Power is owned directly or indirectly, by another person or by one or more other Subsidiaries of such other person or by such person and one or more other Subsidiaries of such other person; PROVIDED, that for the purposes of the definition of Interested Stockholder set forth in this Article VI, the term "Subsidiary" shall mean only a person of which the majority of the total outstanding Voting Power is owned by the Corporation, a Subsidiary of the Corporation or by the Corporation and one or more of its Subsidiaries.

         "Voting Power" when used with reference to the capital stock of, or units of equity interests in, any person shall mean the power under ordinary circumstances (or as a result of the occurrence of a contingency) to vote in the election of Directors of such person (if such person is a corporation) or to participate in the management and control of such person (if such person is not a corporation).

         "Voting Stock" shall mean capital stock of the Corporation of all classes and series entitled to vote generally in the election of Directors of the Corporation.


                                     ARTICLE VII
                     ADDITIONAL STATUTORY PROCEDURES FOR BUSINESS
                      COMBINATIONS WITH INTERESTED STOCKHOLDERS

    The Corporation does hereby adopt and incorporate herein by this reference all of the provisions of Section 203 of the Delaware Law, except for the provisions of Section 203(b)(4) of the Delaware Law, and such adopted provisions shall govern and be applicable to the Corporation, notwithstanding any fact or circumstance where the Corporation does not have a class of Voting Stock that is
(i) listed on a national securities exchange, (ii) authorized for quotation on an interdealer quotation system of a registered national securities association or (iii) held of record by more than 2,000 Stockholders.


                                     ARTICLE VIII
                                   INDEMNIFICATION

    SECTION 1. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a Director or an officer of the Corporation, against expenses (including, without limitation, attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred thereby in connection with such action, suit or proceeding to the fullest extent permitted by the Delaware Law and any other applicable law as from time to time in effect. Such right of indemnification shall not be deemed to be exclusive of any rights to which any such Director or officer may otherwise be entitled. The foregoing provisions of this Section 1 shall be deemed to be a contract between the Corporation and each Director and officer of the Corporation serving in such capacity at any time while this
Section 1 is in effect, and any repeal or modification thereof shall not affect any right or obligation then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

    SECTION 2. The Corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including, without limitation, attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred thereby in connection with such action, suit or proceeding to the extent permitted by and in the manner set forth in and permitted by the Delaware Law and any other applicable law as from time to time in effect. Such right of indemnification shall not be deemed to be exclusive of any other rights to which any such person may otherwise be entitled.


                                      ARTICLE IX
                        LIABILITY FOR BREACH OF FIDUCIARY DUTY

    To the fullest extent permitted by the Delaware Law, a Director of the Corporation shall not be liable to the Corporation or its Stockholders for monetary damages for breach of fiduciary duty as a Director. In furtherance thereof, a Director of the Corporation shall not be personally liable to the Corporation or its Stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director's duty of loyalty to the Corporation or its Stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Law, as the same exists or hereafter may be amended, or (iv) for any transaction from which the Director derived an improper personal benefit. If the Delaware Law hereafter is amended to authorize the further elimination or limitation of the liability of Directors, then the liability of Directors shall be eliminated or limited to the full extent authorized by the Delaware Law, as so amended.

                                      ARTICLE X
                     RIGHT TO AMEND CERTIFICATE OF INCORPORATION

    Subject to the provisions of this Certificate of Incorporation, the Corporation reserves the right to amend, alter or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon Stockholders herein are subject to this reservation except that irrespective of any requirements of law and any other provisions of this Certificate of Incorporation, or the terms of any series of Preferred Stock, or any other securities of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate of Incorporation or the terms of any series of Preferred Stock or any other securities of the Corporation), the affirmative vote of the holders of 66-2/3 percent or more of the then outstanding shares of Common Stock shall be required to amend, alter, repeal or adopt any provision inconsistent with Articles V, VI, VII, VIII, IX or X of this Certificate of Incorporation.

    This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Delaware Law.

    IN WITNESS WHEREOF, Physician Partners, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by David Goldberg, its President, and attested to by Tim Dupell, its Secretary, this 18th day of September, 1996.


                                  PHYSICIAN PARTNERS, INC.



                                  By: /s/ David Goldberg
                                       -------------------
                                       David Goldberg







ATTEST:



By: /s/Tim Dupell
   -----------------------------
    Tim Dupell
    Secretary

                      CERTIFICATE OF CORRECTION FILED TO CORRECT
                      CERTAIN ERRORS IN THE AMENDED AND RESTATED
                             CERTIFICATE OF INCORPORATION
              FILED IN THE OFFICE OF THE SECRETARY OF STATE OF DELAWARE
                                ON SEPTEMBER 20, 1996

     PHYSICIAN PARTNERS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

     DOES HEREBY CERTIFY:

     1.   The name of the corporation is Physician Partners, Inc.

     2. That an Amended and Restated Certificate of Incorporation of Physician Partners, Inc. was filed by the Secretary of State of Delaware on September 20, 1996 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

     3.   The inaccuracies or defects of said Certificate to be corrected are
ARTICLE IV, SECTION 2 (A)(3), to read as follows:

          "(3) RESTRICTION ON TRANSFER. No holder of Class A Common Stock may sell, assign, transfer, pledge or otherwise encumber or dispose of any share of Class A Common Stock or of any interest therein prior to the fifth anniversary of the date of the issuance (the "Issuance Date") of such share to such holder; PROVIDED, HOWEVER, that with respect to the shares of Class A Common Stock held by holders who acquired such shares pursuant to exercise of stock options issued by the Corporation, the date of grant of such stock options to such holders shall be deemed to be the Issuance Date of such shares."; and

          ARTICLE IV, SECTION 2 (A)(4)(b), to read as follows:

          "(b) The initial number of shares of Class B Common Stock into which shares of Class A Common Stock are convertible shall be subject to adjustment in order to, among other things, provide certain anti-dilution protections. Adjustments would be made in the event that the Corporation shall (i) pay a dividend in, or make distribution of shares, of Class B Common Stock, (ii) subdivide its outstanding shares of Class B Common Stock into a greater number of such shares, (iii) combine its outstanding shares of Class B Common Stock into a smaller number of such shares, (iv) consolidate or merge with or into another corporation (other than a consolidation or merger which does not result in any reclassification or change of Class A Common Stock), or (v) sell or convey all or substantially all of the Corporation's assets in their entirety to another corporation (other than a consideration or merger which does not result in any reclassification or change of Class A Common Stock). The total number of shares of Class B Common Stock into which shares of Class A Common Stock are convertible shall be adjusted so that the holder of Class A Common Stock that is surrendered for conversion after one of the events listed above is entitled to receive the number of shares of Class B Common Stock which such holder would have been entitled to receive immediately following the occurrence of such event had such Class A Common
Stock been converted immediately prior to the occurrence of such event. Any such adjustment made pursuant to this Section 2(A)(4)(b) shall, in the case of a stock dividend or distribution, become effective as of the record date therefor and, in the case of a subdivision, combination, grant, conveyance or merger, be made as of the effective date thereof."

     IN WITNESS WHEREOF, Physician Partners, Inc. has caused this Certificate to be signed by David M. Goldberg, its President and Chief Executive Officer, this 2nd day of December, 1996.


                                   PHYSICIAN PARTNERS, INC.



                                   By: /s/ David M. Goldberg
                                       ---------------------------
                                       David M. Goldberg
                                       President and CEO

                      CERTIFICATE OF CORRECTION FILED TO CORRECT
                      CERTAIN ERRORS IN THE AMENDED AND RESTATED
                             CERTIFICATE OF INCORPORATION
              FILED IN THE OFFICE OF THE SECRETARY OF STATE OF DELAWARE
                                ON SEPTEMBER 20, 1996

     PHYSICIAN PARTNERS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

     DOES HEREBY CERTIFY:

     1.   The name of the corporation is Physician Partners, Inc.

     2. That an Amended and Restated Certificate of Incorporation of Physician Partners, Inc. was filed by the Secretary of State of Delaware on September 20, 1996 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

     3.   The inaccuracies or defects of said Certificate to be corrected are
ARTICLE IV, SECTION 2 (A)(2), to read as follows:

          "(2) VOTING. Subject to the provision for adjustment hereinafter set forth below, at every meeting of stockholders (the "Stockholders") of the Corporation, every holder of Class A Common Stock shall be entitled to one vote in person or by proxy for each share of Class A Common Stock standing in such Stockholder's name on the transfer books of the Corporation. In the event that the Corporation shall (i) pay a dividend in, or make distribution of shares, of Class B Common Stock, (ii) subdivide its outstanding shares of Class B Common Stock into a greater number of such shares or (iii) combine its outstanding shares of Class B Common Stock into a smaller number of such shares, then, in each such event, the number of votes per share to which holders of shares of Class A Common Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Class B Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Class B Common Stock that were outstanding immediately prior to such event. The holders of shares of Class A Common Stock and the holders of shares of Class B Common Stock shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation."

          ARTICLE X, to read as follows:

     "Subject to the provisions of this Certificate of Incorporation, the Corporation reserves the right to amend, alter or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon Stockholders herein are subject to this reservation except that irrespective of any requirements of law and any other provisions of this Certificate of Incorporation, or the terms of any series of Preferred Stock, or any other securities of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate of Incorporation or the terms of any series of Preferred Stock or any other securities of the Corporation), the affirmative vote of the holders of 66-2/3 percent or more of the then outstanding shares of Common Stock shall be required to amend, alter, repeal or adopt any provision inconsistent with Articles V, VI, VII, VIII, IX or X of this Certificate of Incorporation; PROVIDED, HOWEVER, that in the event any such provision requires the affirmative vote of the holders of more than 66-2/3 percent of Articles V, VI, VII, VIII, IX, or X of this Certificate of Incorporation of the then outstanding shares of Common Stock to take any action thereunder, such super-majority vote shall be required to amend, alter, repeal or adopt any such provision."

     IN WITNESS WHEREOF, Physician Partners, Inc. has caused this Certificate to be signed by David M. Goldberg, its President and Chief Executive Officer, this 2nd day of January, 1997.


                                   PHYSICIAN PARTNERS, INC.



                                   By:/s/David M. Goldberg
                                      ----------------------
                                       David M. Goldberg
                                       President and Chief
                                       Executive Officer